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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 (Registration No. 333-101184) of our report dated February 19, 2002 relating to the consolidated financial statements, which appears in the Current Report on Form 8-K of Conoco Inc., now known as ConocoPhillips Holding Company, dated February 25, 2002 and the Annual Report on Form 10-K of Conoco Inc. for the year ended December 31, 2001, and of our report dated February 19, 2002 relating to the financial statement schedule of Conoco Inc., which appears in the Annual Report on Form 10-K of Conoco Inc. for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


PRICEWATERHOUSECOOPERS LLP

Houston, Texas
January 30, 2003